CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for Allspring Dynamic Target 2065 Fund, one of the funds comprising Allspring Funds Trust (formerly, Wells Fargo Funds Trust).

/s/ KPMG LLP

Boston, Massachusetts
August 9, 2022